AMENDMENT NO. 2 TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
CINER RESOURCE PARTNERS LLC

This Amendment No. 2 (this "Amendment") to the Amended and Restated Limited Liability Company Agreement of Ciner Resource Partners LLC (the "Company"), dated as of September 18, 2013, as amended by that certain Amendment No. 1, dated as of November 5, 2015 (the "LLC Agreement") is hereby adopted effective as of December 14, 2021 (the "Effective Date"), by Ciner Wyoming Holding Co., a Delaware corporation (the "Sole Member"), as the sole member of the Company. Capitalized terms used but not defined herein have the respective meanings given to such terms in the LLC Agreement. Each reference to "hereof," "hereto," "herein," "hereunder," "hereby" and "this Agreement" in the LLC Agreement shall, from and after the effective date of this Amendment, refer to the LLC Agreement as amended by this Amendment.

WHEREAS, Section 11.5 of the LLC Agreement provides that the LLC Agreement may be amended only by a written instrument executed by the Sole Member; and

WHEREAS, acting pursuant to the power and authority granted to it under Section 11.5 of the LLC Agreement, the Sole Member has determined to amend the LLC Agreement to increase the maximum number of directors constituting the board of the Company from nine (9) to eleven (11) directors.

NOW THEREFORE, the Sole Member does hereby amend the LLC Agreement as follows:

Section 1. Amendments.

(a) Exhibit A to the LLC Agreement is hereby deleted in its entirety and replaced with Exhibit A hereto.

(b) Section 5.2 of the LLC Agreement is hereby deleted in its entirety and replaced with the following:

"Section 5.2 *Number; Qualification; Tenure.*

(a) The number of Directors constituting the Board shall be at least three and no more than eleven, and may be fixed from time to time pursuant to a resolution adopted by the Sole Member. Each Director shall be elected or approved by the Sole Member and shall continue in office until the removal of such Director in accordance with the provisions of this Agreement or until the earlier death or resignation of such Director.

(b) The Directors of the Company in office as of the effective date of the second amendment to this Agreement are set forth on Exhibit A hereto."

2. Confirmation of LLC Agreement. Except as so modified pursuant to this Amendment, the LLC Agreement is ratified and confirmed in all respects and shall continue in full force and effect. The LLC Agreement, as amended by this Amendment, is deemed effective as of the Effective Date.

3. Governing Law. This Amendment shall be governed by, and construed under, the laws of the State of Delaware, without regard to the principles of conflicts of law.

4. Severability. Each provision of this Amendment shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment which are valid, enforceable and legal.

(Signature pages follow)

IN WITNESS WHEREOF, this Amendment has been executed as of the Effective Date.

SOLE MEMBER:

CINER WYOMING HOLDING CO.,
a Delaware corporation

By:________________________
Name: Oguz Erkan
Title: President & CEO

EXHIBIT A

DIRECTORS

1. Atilla Ciner
2. Alec G. Dreyer
3. Michael E. Ducey
4. Oğuz Erkan
5. Thomas W. Jasper
6. Matthew H. Mead
7. Ahmet Tohma
8. Gürsel Usta